Exhibit 99

Investor Relations Contact:	Media Contact:
Jennifer Larson	Jessica Paar
(617) 368-5152	(617) 368-5060

BOSTON BEER REPORTS

THIRD QUARTER 2015 RESULTS

BOSTON, MA (10/29/15) — The Boston Beer Company, Inc. (NYSE: SAM) reported third quarter 2015 net revenue of $293.1 million, an increase of $23.4 million or 9% over the same period last year, mainly due to core shipment growth of 4% and increased revenue per barrel due to product mix. Net income for the third quarter was $38.6 million, or $2.85 per diluted share, an increase of $0.06 per diluted share from the third quarter of 2014. This increase was primarily due to increased net revenue, increased gross margin and a lower income tax rate, partially offset by increases in advertising, promotional and selling expenses.

Earnings per diluted share for the 39-week period ended September 26, 2015 were $6.02, an increase of $0.73 from the comparable 39-week period in 2014. Net revenue for the 39-week period ended September 26, 2015 was $744.8 million, an increase of $59.6 million, or 9%, from the comparable 39-week period in 2014.

Highlights of this release include:

•	Depletions grew 6% from the comparable 13 and 39 week periods in 2014.

•	Third quarter gross margin is 53.6% and year-to-date gross margin is 52.7%; with the Company maintaining its full-year gross margin target of between 51% and 53%.

•	Advertising, promotional and selling expenses increased by $13.2 million or 20% in the quarter and increased $17.6 million or 9% year-to-date, primarily due to increased investments behind the Company’s brands.

•	Full-year 2015 depletion growth is now estimated at between 3% and 6%, a decrease in the range from the previously communicated estimate of between 6% and 9%.

•	Full-year 2015 earnings per diluted share are now estimated at $7.00 to $7.40, a decrease in the range from the previously communicated estimate of $7.10 to $7.50.

•	Full-year 2015 capital spending is now estimated to be between $60 million and $80 million, a decrease in the range from the previously communicated estimate of $70 million to $100 million.

Jim Koch, Chairman and Founder of the Company, commented, “Our total company depletion trends of 6% in the third quarter of 2015 matched our year to date trends but represent a slowing from our expectations, primarily as a result of weakness in our Samuel Adams brand due to increased competition and a slowing in the cider category.

While our total growth is testament to our strategy of a diversified brand portfolio, our Samuel Adams trends appear to represent a very competitive category, where drinkers are seeing greatly increased choices and established brands are being impacted. We believe that quality, freshness, innovation and variety will be the basic requirements for success in this environment. During the fourth quarter, we expect to introduce new styles to the Samuel Adams Rebel IPA family including the national draft launch of Rebel Grapefruit, a grapefruit IPA featuring Mosaic hops, and the introduction of Rebel Raw, an unfiltered double IPA that will be available on a very limited basis and only in 16 ounce cans with 35 day freshness coding. We’re energized by the challenges and excited by the planned introduction of our Samuel Adams Nitro series in the first quarter of 2016. We remain confident about the long-term outlook for the craft category and our Samuel Adams brand.”

Martin Roper, the Company’s President and CEO stated, “In the third quarter, our depletions growth benefited from strength in our Coney Island, Twisted Tea, Traveler and Angry Orchard brands that offset a decline in some of our Samuel Adams styles. This decline, particularly in our Samuel Adams Seasonal Beers and Boston Lager, is due to increased competition, most notably in off premise sales, where the drinker sees more choices and we believe our share of displays and features has been impacted. We are working hard to improve the Samuel Adams brand trends and have plans to introduce new beers and a new advertising message supporting beer education. During the third quarter, we completed our national rollout of our Coney Island Hard Root Beer, which was well-supported by distributors, retailers and drinkers. The Hard Root Beer category is early in its development and it is unclear how it will develop long term, as innovation and new competitors emerge. During the third quarter, we also saw a slowing of the cider category, but believe Angry Orchard maintained its share even as competitors continue to enter or increase investment. We remain positive about the long term cider category potential, but short term growth is less certain. We are planning continued investments in advertising, promotional and selling expenses, as well as in innovation, commensurate with the opportunities and the increased competition that we see.”

Mr. Roper went on to say, “We continued to make supply chain improvements intended to further increase the freshness of our beers and ciders and enhance our customer service. Despite some glass bottle supply challenges in the quarter, we believe we have improved our service level. Our focus in 2016 will be on innovation within the Samuel Adams family, integrated programming across point of sale, promotions and media for all our brands, and prioritizing the core styles of Angry Orchard and Twisted Tea for increased distribution and promotion, and maximizing the Coney Island Hard Root Beer opportunity. It is too early to predict accurately our 2016 growth rates, but we are increasing investment in our new beer and cider development capabilities, so we can maintain the pace of innovation and also be positioned to react quickly to any opportunities that emerge. We expect to maintain a high level of brand investment, as we pursue sustainable growth, and we continue to be prepared to forsake the earnings that may be lost as a result of these investments in the short term, as we pursue long term profitable growth.”

3rd Quarter 2015 Summary of Results

Depletions grew 6% from the comparable 13-week period in the prior year, primarily due to depletion increases across our Coney Island, Twisted Tea, Traveler and Angry Orchard brands, partially offset by declines in our Samuel Adams brand.

Core shipment volume was approximately 1.3 million barrels, a 4% increase over the third quarter of 2014.

The Company believes distributor inventory levels at September 26, 2015 were at appropriate levels. Inventory at distributors participating in the Freshest Beer Program at September 26, 2015 decreased slightly in terms of days of inventory on hand when compared to September 27, 2014. The Company has over 70% of its volume on the Freshest Beer Program and it believes participation in the Program could reach 73% of its volume by the end of 2015.

Gross margin at 53.6% increased from 53.0% in the third quarter of 2014, primarily due to price increases and lower ingredient costs that were partially offset by product mix effects.

Advertising, promotional and selling expenses were $13.2 million higher than costs incurred in the third quarter of 2014. The increase was primarily a result of increased investments in media advertising, increased salary and benefit expenses, increased local marketing and point of sale, and increased freight to distributors due to higher volumes.

General and administrative expenses were $2.0 million higher than costs incurred in the third quarter of 2014, primarily due to increases in salary and benefit expenses and facilities and consulting costs.

The Company’s third quarter effective tax rate decreased to 36.0% from the 37.1% rate in the third quarter of 2014. The 2015 rate decrease was primarily the result of an increased federal manufacturing deduction and lower state tax rates.

Impairment of assets was $1.4 million lower than was incurred in the third quarter of 2014, primarily due to the write-down in 2014 of certain Pennsylvania Brewery assets.

Year to Date 2015 Summary of Results

Depletions grew by 6% from the comparable 39-week period in 2014, primarily due to increases in the Angry Orchard, Twisted Tea, Coney Island, and Traveler brands, partially offset by declines in the Samuel Adams brand.

Core shipment volume was approximately 3.3 million barrels, a 6% increase from the comparable 39-week period in 2014.

Advertising, promotional and selling expenses were $17.6 million higher than costs incurred in the comparable 39-week period in 2014. The increase was primarily a result of increased investments in media advertising, increased salary and benefit expenses, increased local marketing and point of sale, and increased freight to distributors due to higher volumes.

General and administrative expenses increased by $4.7 million from the comparable 39-week period in 2014, primarily due to increases in salary and benefit expenses, facilities and consulting costs.

The Company’s effective tax rate decreased to 36.2% from the 37.3% rate in the comparable 39-week period in 2014. The 2015 rate decrease was primarily the result of an increased federal manufacturing deduction and lower state tax rates.

The Company expects that its cash balance of $134.6 million as of September 26, 2015, along with future operating cash flow and the Company’s unused line of credit of $150.0 million, will be sufficient to fund future cash requirements.

During the 39-week period ended September 26, 2015 and the period from September 27, 2015 through October 27, 2015, the Company repurchased approximately 431,000 shares of its Class A Common Stock for an aggregate purchase price of approximately $99.2 million. On October 15, 2015, the Board of Directors approved an increase of $50.0 million to the previously approved $475.0 million share buyback expenditure limit, for a new limit of $525.0 million. As of October 27, 2015 the Company had approximately $118.4 million remaining on the $525.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Year-to-date depletions through the 42 weeks ended October 17, 2015 are estimated by the Company to be up approximately 6% from the comparable period in 2014.

2015 Outlook

The Company’s 2015 earnings per diluted share are now projected to be between $7.00 and $7.40. The Company’s actual 2015 earnings per share could vary significantly from the current projection. Underlying the Company’s current projection are the following estimates and targets:

•	Depletions and shipments growth of between 3% and 6%.

•	National price increases of between 1% and 2%.

•	Gross margins of between 51% and 53%.

•	Increased investment in advertising, promotional and selling expenses of between $30 million and $35 million. This does not include any increases in freight costs for the shipment of products to the Company’s distributors.

•	Increased expenditures of between $12 million to $15 million for continued investment in Traveler and other existing brands developed by Alchemy & Science, which are included in the full year estimated increases in advertising, promotional and selling expenses.

•	Effective tax rate of approximately 37%.

•	Capital spending of between $60 million and $80 million. These estimates include capital investments for existing Alchemy & Science projects of between $3 million and $5 million.

2016 Outlook

The Company is completing its 2016 planning process and will provide further detailed guidance when the Company presents its full-year 2015 results. The Company is currently using the following preliminary assumptions and targets for 2016, which represents a 53 week fiscal year compared to the 52 week fiscal year in 2015:

•	Depletions and shipments percentage growth of mid to high single digits.

•	National price increases of between 1% and 2%.

•	Full-year 2016 gross margins of between 52% and 54%.

•	Increased investment in advertising, promotional and selling expenses of between $15 million and $25 million for the full year 2016. This does not include any increases in freight costs for the shipment of products to the Company’s distributors.

•	Full-year effective tax rate of approximately 37%.

•	Estimated full-year 2016 capital spending of between $70 million and $90 million, which could be significantly higher, if deemed necessary to meet future growth.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 and today brews more than 60 styles of Samuel Adams beer. Our portfolio of brands also includes Angry Orchard Hard Cider and Twisted Tea, as well as several other craft beer brands brewed by Alchemy & Science, our craft beer incubator. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 27, 2014 and December 28, 2013. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Thursday, October 29, 2015

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	September 26,	September 27,	September 26,	September 27,
	2015	2014	2015	2014
Barrels sold	1,284	1,229	3,298	3,120

Revenue	$312,638	$288,777	$794,193	$733,511
Less excise taxes	19,544	19,043	49,392	48,321

Net revenue	293,094	269,734	744,801	685,190
Cost of goods sold	136,084	126,738	351,950	328,579

Gross profit	157,010	142,996	392,851	356,611
Operating expenses:
Advertising, promotional and selling expenses	78,205	65,024	209,823	192,202
General and administrative expenses	17,707	15,748	52,972	48,300
Impairment of assets	218	1,577	218	1,577

Total operating expenses	96,130	82,349	263,013	242,079

Operating income	60,880	60,647	129,838	114,532
Other income (expense), net:
Interest income (expense), net	—	31	7	23
Other income (expense), net	(527)	(371)	(798)	(307)

Total other income (expense), net	(527)	(340)	(791)	(284)

Income before income tax provision	60,353	60,307	129,047	114,248
Provision for income taxes	21,729	22,381	46,748	42,579

Net income	$38,624	$37,926	$82,299	$71,669

Net income per common share - basic	$2.93	$2.91	$6.20	$5.50

Net income per common share - diluted	$2.85	$2.79	$6.02	$5.29

Weighted-average number of common shares - Class A basic	9,655	9,248	9,667	9,148

Weighted-average number of common shares - Class B basic	3,467	3,727	3,539	3,801

Weighted-average number of common shares - diluted	13,507	13,495	13,602	13,472

Net income	$38,624	$37,926	$82,299	$71,669

Other comprehensive income, net of tax:
Foreign currency translation adjustment	(14)	—	(13)	—

Comprehensive income	$38,610	$37,926	$82,286	$71,669

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	September 26,	December 27,
	2015	2014
Assets
Current Assets:
Cash and cash equivalents	$134,612	$76,402
Accounts receivable, net of allowance for doubtful accounts of $91 and $144 as of September 26, 2015 and December 27, 2014, respectively	57,121	36,860
Inventories	57,317	51,307
Prepaid expenses and other current assets	14,716	12,887
Income tax receivable	2,168	21,321
Deferred income taxes	6,335	8,685

Total current assets	272,269	207,462

Property, plant and equipment, net	405,415	381,569
Other assets	9,550	12,447
Goodwill	3,683	3,683

Total assets	$690,917	$605,161

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$48,518	$35,576
Accrued expenses and other current liabilities	84,274	74,594

Total current liabilities	132,792	110,170

Deferred income taxes	47,355	50,717
Debt and capital lease obligations, less current portion	471	528
Other liabilities	15,499	7,606

Total liabilities	196,117	169,021

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 9,514,599 and 9,452,375 issued and outstanding as of September 26, 2015 and December 27, 2014, respectively	95	95
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 3,467,355 and 3,617,355 issued and outstanding as of September 26, 2015 and December 27, 2014	35	36
Additional paid-in capital	285,074	224,909
Accumulated other comprehensive loss, net of tax	(1,146)	(1,133)
Retained earnings	210,742	212,233

Total stockholders’ equity	494,800	436,140

Total liabilities and stockholders’ equity	$690,917	$605,161

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASHFLOWS

(in thousands)

(unaudited)

	Thirty-nine weeks ended
	September 26,	September 27,
	2015	2014
Cash flows provided by operating activities:
Net income	$82,299	$71,669
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,577	24,990
Impairment of assets	218	1,577
Loss on disposal of property, plant and equipment	342	91
Bad debt expense	12	160
Stock-based compensation expense	5,218	5,324
Excess tax benefit from stock-based compensation arrangements	(13,113)	(9,158)
Deferred income taxes	(1,012)	157
Changes in operating assets and liabilities:
Accounts receivable	(20,273)	(7,830)
Inventories	(6,010)	(3,213)
Prepaid expenses, income tax receivable and other assets	20,662	(4,862)
Accounts payable	12,167	2,029
Accrued expenses and other current liabilities	22,609	21,650
Other liabilities	7,777	(20)

Net cash provided by operating activities	142,473	102,564

Cash flows used in investing activities:
Purchases of property, plant and equipment	(55,606)	(128,292)
Cash paid for other intangible assets	(100)	(100)
Decrease in restricted cash	57	55

Net cash used in investing activities	(55,649)	(128,337)

Cash flows (used in) provided by financing activities:
Repurchase of Class A Common Stock	(83,794)	—
Proceeds from exercise of stock options	41,000	23,441
Cash paid on note payable	(54)	(53)
Excess tax benefit from stock-based compensation arrangements	13,113	9,158
Net proceeds from sale of investment shares	1,121	881

Net cash (used in) provided by financing activities	(28,614)	33,427

Change in cash and cash equivalents	58,210	7,654

Cash and cash equivalents at beginning of year	76,402	49,524

Cash and cash equivalents at end of period	$134,612	$57,178

Supplemental disclosure of cash flow information:
Income taxes paid	$23,992	$23,191

Income taxes refunded	$17,225	$—

Increase in accounts payable for purchase of property, plant and equipment	$775	$3,390

Copies of The Boston Beer Company’s press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com